Exhibit 4.1

TRIMBLE NAVIGATION LIMITED

as Issuer

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of November 24, 2014

$400,000,000 of 4.750% Senior Notes due 2024

THIS FIRST SUPPLEMENTAL INDENTURE (the “First Supplemental Indenture”) is dated as of November 24, 2014 between TRIMBLE NAVIGATION LIMITED, a California corporation (the “Company”) and U.S. Bank National Association, a national banking association (the “Trustee”).

RECITALS

A. The Company and the Trustee executed and delivered an Indenture, dated as of October 30, 2014, (the “Base Indenture” and, as supplemented by the First Supplemental Indenture, the “Indenture”), to provide for the issuance by the Company from time to time of senior debt securities evidencing its unsecured indebtedness.

B. Pursuant to Board Resolutions, the Company has authorized the issuance of $400,000,000 aggregate principal amount of 4.750% Senior Notes due 2024 (the “Notes”).

C. The entry into this First Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Base Indenture.

D. The Company desires to enter into this First Supplemental Indenture pursuant to Section 2.1 of the Base Indenture to establish the terms of the Notes in accordance with Section 2.2 of the Base Indenture and to establish the form of the Notes in accordance with Sections 2.2.11 of the Base Indenture.

E. All things necessary to make this First Supplemental Indenture a valid and legally binding agreement according to its terms have been done.

NOW, THEREFORE, for and in consideration of the foregoing premises, the Company and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective Holders from time to time of the Notes as follows:

ARTICLE I

Section 1.1.	Terms of the Notes.

The following terms relate to the Notes:

(1) The Notes shall constitute a series of Notes having the title “4.750% Senior Notes due 2024.”

(2) The Notes shall be issued at a price of one hundred percent (100%) of the principal amount thereof, other than any offering discounts pursuant to the initial offering and resale of the Notes.

(3) The aggregate principal amount of the Notes (the “Initial Notes”) that may be initially authenticated and delivered under the Indenture shall be $400,000,000. The Company may from time to time, without the consent of the Holders of Notes, issue additional Notes (in any such case “Additional Notes”) having the same ranking and the same interest rate, maturity and other terms (except for the issue price, the issue date and, if applicable, the payment of interest accruing prior to the issue date of such Additional Notes and the first payment of interest following the issue date of such Additional Notes) as the Initial Notes. Any Additional Notes and the Initial Notes, shall each constitute a single series under the Indenture and all references to the Notes shall include the Initial Notes and any Additional Notes, unless the context otherwise requires; provided that if the Additional Notes are not fungible with the Initial Notes, for U.S. federal income tax purposes, the applicable Additional Notes, will not to be of the same series and will have one or more separate CUSIP numbers. The aggregate principal amount of each of the Additional Notes shall be unlimited.

(4) The entire outstanding principal of the Notes shall be payable on December 1, 2024.

(5) The rate at which the Notes shall bear interest shall be 4.750% per year. The date from which interest shall accrue on the Notes shall be the most recent Interest Payment Date to which interest has been paid or provided for or, if no interest has been paid, from November 24, 2014. The Interest Payment Dates for the Notes shall be December 1 and June 1 of each year, beginning June 1, 2015. Interest shall be payable on each Interest Payment Date to the Holders of record at the close of business on the November 15 and May 15 prior to each Interest Payment Date (in connection with the Notes, a “regular record date”). The basis upon which interest shall be calculated shall be that of a 360-day year consisting of twelve 30-day months. All dollar amounts resulting from the calculation of interest shall be rounded to the nearest cent.

(6) The Notes shall be issuable in whole in the form of one or more registered Global Securities, and the Depository for such Global Securities shall be The Depository Trust Company, New York, New York. The Notes shall be substantially in the form attached hereto as Exhibit A, the terms of which are herein incorporated by reference. The Notes shall be issuable in denominations of $2,000 or any integral multiple of $1,000 in excess thereof.

(7) The Notes may be redeemed at the option of the Company prior to the Stated Maturity, as provided in Section 1.3 1.4 of this First Supplemental Indenture.

(8) The Notes will not have the benefit of any sinking fund.

(9) Except as provided herein, the Holders of the Notes shall have no special rights in addition to those provided in the Base Indenture upon the occurrence of any particular events.

(10) The Notes will be senior unsecured obligations of the Company and will rank equal in right of payment to all of the Company’s other existing and future senior unsecured indebtedness and among themselves.

(11) The Notes are not convertible into shares of common stock or other securities of the Company.

(12) The restrictive covenants set forth in Section 1.6 hereof shall be applicable to the Notes.

Section 1.2.	Additional Defined Terms.

As used herein, the following defined terms shall have the following meanings with respect to the Notes only:

“Attributable Debt” means, with respect to any sale and leaseback transaction, at the time of determination, the lesser of (1) the fair market value of the relevant Principal Property as determined in good faith by the Board of Directors, and (2) the total obligation (discounted to the present value at the implicit interest factor, determined in accordance with U.S. GAAP, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Company or one of its Subsidiaries; (2) the adoption of a plan by the Board of Directors of the Company relating to the Company’s liquidation or dissolution; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the aggregate of the total voting power of the Voting Stock of the Company or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; provided, however, that a person shall not be deemed beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s Affiliates until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act; (4) the first day on which a majority of the members of the Board of Directors are not Continuing Directors; or (5) the Company consolidates with, or merges with or into, any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), or any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or the outstanding Voting Stock of such other “person” (as that term is used in Section 13(d)(3) of the Exchange Act) is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving “person” (as that term is used in Section 13(d)(3) of the Exchange Act) or any direct or indirect parent company of any surviving “person” (as that term is used in Section 13(d)(3) of the Exchange Act) immediately after giving effect to such transaction.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (a) the Company becomes a direct or indirect wholly owned Subsidiary of a holding company and (b) (i) the holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (ii) no “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting power of the Voting Stock of such holding company immediately following such transaction.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any global security, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange at the relevant time.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York (or such other place of payment as may be subsequently specified by the Company) are authorized or obligated by law or executive order to close.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed as if such Notes had a Stated Maturity that was the same as the Par Call Date.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the arithmetic average of the applicable Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest Reference Treasury Dealer Quotations, (2) if the Quotation Agent obtains fewer than four applicable Reference Treasury Dealer Quotations, the arithmetic average of all applicable Reference Treasury Dealer Quotations for such redemption date, or (3) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Consolidated Net Assets” means, as of the time of determination, the aggregate amount of the assets of the Company and the assets of its consolidated Subsidiaries after deducting all goodwill, trade names, trademarks, service marks, patents, unamortized debt discount and expense and other intangible assets, as reflected on the most recent consolidated balance sheet prepared by the Company in accordance with U.S. GAAP contained in an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q filed or any amendment thereto (and not subsequently disclaimed as not being reliable by the Company) pursuant to the Exchange Act by the Company prior to the time as of which Consolidated Net Assets is being determined or, if the Company is not required to so file, as reflected on its most recent consolidated balance sheet prepared by the Company in accordance with GAAP.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors who (1) was a member of such Board of Directors on the date of this First Supplemental Indenture; or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by specific vote or by approval of the Board of Directors of the Company in a proxy statement in which such member was named as a nominee for election as a director without objection by the Board of Directors of the Company to such nomination).

“guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any indebtedness of any other person and any obligation, direct or indirect, contingent or otherwise, of such person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness of such other person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee,” when used as a verb, has a correlative meaning.

“incur” means issue, assume, guarantee or otherwise become liable for.

“indebtedness” means, with respect to any person, any indebtedness of such person for borrowed money (including, without limitation, indebtedness for borrowed money evidenced by notes, bonds, debentures or similar instruments, but other than obligations with respect to letters of credit securing obligations entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the fifth business day following receipt by such person of a demand for reimbursement following payment on the letter of credit). Notwithstanding the foregoing, the term “indebtedness” excludes any indebtedness of the Company or any of the Company’s Subsidiaries to the Company or a Subsidiary of the Company.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor Rating Categories of Moody’s); a rating of BBB– or better by S&P (or its equivalent under any successor Rating Categories of S&P); or, if applicable, the equivalent investment grade credit rating from any Substitute Rating Agency.

“Lien” means any mortgage, security interest, pledge, lien, charge, or other similar encumbrance.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Non-recourse Obligation” means indebtedness or other obligations substantially related to (1) the acquisition of assets not previously owned by the Company or any direct or indirect Subsidiaries of the Company or (2) the financing of a project involving the development or expansion of properties of the Company or any direct or indirect Subsidiaries of the Company, as to which the obligee with respect to such indebtedness or obligation has no recourse to the Company or any direct or indirect Subsidiary of the Company or such Subsidiary’s assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“Optional Redemption Date” when used with respect to any Note to be redeemed at the Company’s option, means the date fixed for such redemption by or pursuant to Section 1.3 of this First Supplemental Indenture.

“Optional Redemption Price” when used with respect to any Note to be redeemed at the Company’s option, means the price at which it is to be redeemed pursuant to Section 1.3 of this First Supplemental Indenture.

“Par Call Date” means September 1, 2024.

“Permitted Liens” has the meaning set forth in Section 1.6 of this First Supplemental Indenture.

“Principal Property“ means the land, improvements, buildings and fixtures owned by the Company or any of its Subsidiaries that constitute the Company’s principal offices in Sunnyvale, California, any research and development facility, and manufacturing, assembly or distribution facility and any service and support facility (in each case including associated office facilities) located within the territorial limits of the States of the United States of America, except such as the Board of Directors (or authorized committee thereof) by resolution determines in good faith (taking into account, among other things, the importance of such property to the business, financial condition and earnings of the Company and its Subsidiaries taken as a whole) not to be of material importance to the Company’s and its Subsidiaries’ business, taken as a whole; provided, however, that any office or facility with a value of less than $5.0 million shall in no event be deemed a Principal Property.

“Quotation Agent” means one of the Reference Treasury Dealers, or their respective successors, as may be appointed from time to time by the Company; provided, however, that if the foregoing ceases to be a primary U.S. Government securities dealer in the United States (a “primary treasury dealer”), the Company will substitute another primary treasury dealer.

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the control of the Company, a Substitute Rating Agency.

“Rating Category” means (i) with respect to S&P, any of the following categories: BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody’s, any of the following categories: Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody’s used by another Rating Agency. In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories (+ and – for S&P; 1, 2 and 3 for Moody’s; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB– to B+, will constitute a decrease of one gradation).

“Ratings Event” means that the series of Notes ceases to be rated Investment Grade by both Rating Agencies on any day during the period (the “Trigger Period”) commencing on the earlier of (a) the first public notice of the occurrence of a Change of Control or (b) the public announcement by the Company of its intention to effect a Change of Control, and ending 60 days following consummation of such Change of Control (which period shall be extended so long as the rating of the series of Notes is under publicly announced consideration for a possible rating downgrade by either of the Rating Agencies on such 60th day, such extension to last with respect to each such Rating Agency until the date on which such Rating Agency considering such possible downgrade either (x) rates the series of Notes below Investment Grade or (y) publicly announces that it is no longer considering the Notes for possible downgrade, provided that no such extension will occur if on such 60th day the series of Notes are rated Investment Grade by at least one of such Rating Agencies in question and are not subject to review for possible downgrade by such Rating Agency). If either Rating Agency is not providing a rating of the series of Notes on any day during the Trigger Period for any reason, the rating of such Rating Agency shall be deemed to have ceased to be rated Investment Grade during the Trigger Period.

“Reference Treasury Dealer” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities, LLC and two other primary treasury dealers selected by the Company, and each of their respective successors and any other primary treasury dealers selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the Quotation Agent, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third Business Day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to any Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that (i) for purposes of calculating such Remaining Scheduled Payments, the Stated Maturity of such Notes is deemed to be the Par Call Date; and (ii) if such redemption date is not an interest payment date with respect to such Note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

“Restricted Subsidiary” means any domestic Subsidiary that owns any Principal Property other than (1) any Subsidiary primarily engaged in financing receivables or in the finance business, or (2) any of the Company’s less than 80%-owned Subsidiaries if the common stock of such Subsidiary is traded on any national securities exchange or on the over-the-counter markets.

“Sale and Leaseback Transaction” means any arrangement with any person providing for the leasing by the Company or any Subsidiary of the Company of any Principal Property which has been or is to be sold or transferred by the Company or such Subsidiary to such person, excluding (1) leases for a term, including renewals at the option of the lessee, of not more than three years, and (2) leases between the Company and a Subsidiary or between Subsidiaries of the Company.

“Substitute Rating Agency” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by the Company (as certified by a resolution of the Board of Directors or a committee thereof) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and its successors.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third Business Day immediately preceding that redemption date) of the applicable Comparable Treasury Issue. In determining this rate, the Company will assume a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such Business Day.

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the Capital Stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Section 1.3.	Payment, Transfer and Exchange.

1.3.1. Registration of Transfer and Exchange. To permit registrations of transfers and exchanges, the Company shall execute a new Note or Notes for a like aggregate principal amount and in authorized denominations and the Trustee shall authenticate and deliver such Note or Notes upon receipt of a Company Order for the authentication and delivery of such Notes. The Trustee shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Company, evidencing the same indebtedness, and entitled to the same benefits under this Indenture, as the Notes surrendered upon such registration of transfer or exchange. Prior to such due presentment for the registration of a transfer of any Note, the Trustee, the Company, any Paying Agent and the Registrar may deem and treat the person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, the Company, the Paying Agent or the Registrar shall be affected by notice to the contrary.

All certifications, certificates and opinions of counsel which may be required to be submitted to the Trustee to effect a registration of transfer or exchange may be submitted by facsimile, pdf or other electronic means.

1.3.2. Payment. The principal and interest on Notes represented by Global Securities will be payable to the Depositary or its nominee, as the case may be, as the sole registered owner and the sole Holder of the Global Securities represented thereby.

1.3.3. Transfer and Exchange of Beneficial Interests in the Global Securities. The transfer and exchange of beneficial interests in the Global Securities shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in any Global Security may be transferred to persons who take delivery thereof in the form of a beneficial interest in a Global Security.

Section 1.4.	Optional Redemption.

(a) The provisions of Article III of the Base Indenture, as amended by the provisions of this First Supplemental Indenture, shall apply to the Notes with respect to this Section 1.4.

(b) The Notes shall be redeemable in whole at any time or in part from time to time, at the Company’s option. Upon redemption of the Notes prior to the Par Call Date, the Company shall pay an Optional Redemption Price equal to the greater of:

(i) 100% of the aggregate principal amount of the Notes to be redeemed, and

(ii) the sum of the present values of the Remaining Scheduled Payments of the Notes to be redeemed discounted to the Optional Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 40 basis points, plus, in addition to such Optional Redemption Price, in each case, accrued and unpaid interest thereon to, but excluding, the Optional Redemption Date.

Upon redemption of the Notes on or after the Par Call Date, the Company shall pay an Optional Redemption Price equal to 100% of the aggregate principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the Optional Redemption Date.

Notwithstanding the foregoing, installments of interest whose Stated Maturity is on or prior to the Optional Redemption Date shall be payable on the applicable Interest Payment Date to the Holders of such Notes registered as such at the close of business on the applicable record date pursuant to the Notes and the Indenture.

(c) On and after the Optional Redemption Date for the Notes, interest shall cease to accrue on the Notes or any portion thereof called for redemption, unless the Company defaults in the payment of the Optional Redemption Price and accrued interest, if any. On or before 12:00 p.m., New York City time, on the Optional Redemption Date for the Notes, the Company shall deposit with the Trustee or a Paying Agent, funds sufficient to pay the Optional Redemption Price of the Notes to be redeemed on the Optional Redemption Date, and (except if the date fixed for redemption shall be an Interest Payment Date) accrued interest, if any. If less than all of the Notes are to be redeemed, the Notes shall be redeemed in accordance with Section 3.2 of the Base Indenture.

(d) Notice of any redemption will be sent by first-class mail (or, in the case of Global Securities, in accordance with the procedures of the depositary) at least 30 but not more than 60 days before the Optional Redemption Date to each registered Holder of Notes to be redeemed; provided, however, that the Company shall notify the Trustee of the Optional Redemption Date at least 5 days prior to the date of the giving of such notice (unless a shorter notice shall be satisfactory to the Trustee). Such notice shall be provided in accordance with Section 3.3 of the Base Indenture. If the Optional Redemption Price cannot be determined at the time such notice is to be given, the actual Optional Redemption Price, calculated as described above in clause (b), shall be set forth in an Officers’ Certificate of the Company delivered to the Trustee no later than two (2) Business Days prior to the Optional Redemption Date. Notice of redemption having been given as provided in the Indenture, the Notes called for redemption shall, on the Optional Redemption Date, become due and payable at the Optional Redemption Price, and accrued and unpaid interest, if any, to, but excluding, the Optional Redemption Date.

Section 1.5.	Change of Control Repurchase Event.

If a Change of Control Repurchase Event occurs with respect to the Notes, unless the Company shall have exercised its right to redeem the Notes, as set forth in Section 1.3 of this First Supplemental Indenture or the Company shall have defeased the Notes or have satisfied and discharged the Notes, as set forth in Article VIII of the Base Indenture, each Holder of the Notes shall have the right (a “Change of Control Right”) to require the Company to repurchase all or any part of such Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes to be repurchased (such principal amount to be equal to $2,000 or an integral multiple of $1,000 in excess of $2,000), plus accrued and unpaid interest, if any, on the Notes to be repurchased up to, but excluding, the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Repurchase Event, or at the option of the Company, prior to any Change of Control, but after the public announcement of the Change of Control or event that may constitute the Change of Control, the Company will send, by first class mail (or, in the case of Global Securities, in accordance with the procedures of the depositary) a notice (a “Change of Control Notice”) to each Holder of the Notes, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and the Company’s obligation to repurchase the Notes on the date specified in the notice, which date will, other than as may be required by law, be no earlier than 30 days and no later than 60 days from the date such notice is sent (the “Change of Control Payment Date”). The Change of Control Notice shall, if sent prior to the date of the consummation of the Change of Control, state that the Company’s obligation to repurchase the Notes is conditioned on a Change of Control Repurchase Event occurring on or prior to the Change of Control Payment Date. Holders of definitive Securities electing to have a Note repurchased pursuant to this Section 1.55 will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the Change of Control Notice, or Holders of Global Securities must transfer their Notes to the Paying Agent by book-entry transfer pursuant to the Applicable Procedures of the Paying Agent, prior to the close of business on the Business Day prior to the Change of Control Payment Date.

Notwithstanding the foregoing, installments of interest whose Stated Maturity is on or prior to the Change of Control Payment Date shall be payable on the applicable Interest Payment Date to the Holders of such Notes registered as such at the close of business on the applicable record date pursuant to the Notes and the Indenture.

(a) On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Notice;

(ii) deposit with the Trustee or a Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes being repurchased by the Company.

(b) The Company will not be obligated to repurchase the Notes pursuant to this Section 1.55 if a third party agrees to repurchase the Notes in the manner, at the times required and otherwise in compliance with the requirements for the Company under this Indenture, and such third party repurchases all Notes properly tendered and not withdrawn by the Holders. In addition, the Company will not be obligated to repurchase any Notes pursuant to this Section 1.55 if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Repurchase Event.

(c) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any such securities laws or regulations conflict with this Section 1.55, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 1.55 by virtue of any such conflict.

Section 1.6.	Additional Covenants.

The following additional covenants shall apply with respect to the Notes so long as any of the Notes remain outstanding:

(a) Limitation on Liens.

The Company will not incur, and will not permit any of its Restricted Subsidiaries to incur, any indebtedness secured by a Lien upon (i) Principal Property of the Company or any of its Restricted Subsidiaries or (ii) any shares of stock or indebtedness of any of its Restricted Subsidiary (whether such Principal Property or shares or indebtedness of any Restricted Subsidiaries are now existing or owned or hereafter created or acquired), in each case, unless prior to or at the same time, the Company or such Restricted Subsidiary also secures all payments due under any series of Notes having the benefit of this Section (together with, if the Company shall so determine, any other indebtedness or guarantees of the Company or any Subsidiary of the Company ranking equally with the Notes or such guarantee), on an equal and ratable basis with, or at the option of the Company, prior to, such other indebtedness so secured for so long as such other indebtedness shall be so secured.

The foregoing prohibition shall not apply to any of the following Liens (“Permitted Liens”):

(i) Liens on property, shares of stock or indebtedness existing with respect to any person at the time such person becomes a Subsidiary of the Company or a Subsidiary of any Subsidiary of the Company, provided that such Lien was not incurred in anticipation of such person becoming a Subsidiary;

(ii) Liens on property, shares of stock or indebtedness existing at the time of acquisition by the Company or any of its Subsidiaries or a Subsidiary of any Subsidiary of the Company of such property, shares of stock or indebtedness or Liens on property, shares of stock or indebtedness to secure the payment of all or any part of the purchase price of such property, shares of stock or indebtedness, or Liens on property, shares of stock or indebtedness to secure any indebtedness for borrowed money incurred prior to, at the time of, or within 18 months after, the latest of the acquisition of such property, shares of stock or indebtedness or, in the case of property, the completion of construction, the completion of improvements or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price of the property and related costs and expenses, the construction or the making of the improvements;

(iii) Liens securing indebtedness of the Company or a Subsidiary of the Company owing to the Company or to any of its Subsidiaries;

(iv) Liens existing on the date when the Company first issues Notes pursuant to this Indenture (other than any Additional Notes);

(v) Liens on property or assets of a person existing at the time such person is merged into or consolidated with the Company or any of its Subsidiaries, at the time such person becomes a Subsidiary of the Company, or at the time of a sale, lease or other disposition of all or substantially all of the properties or assets of a person to the Company or any of its Subsidiaries, provided that such Lien was not incurred in anticipation of the merger, consolidation or sale, lease, other disposition or other such transaction;

(vi) Liens created in connection with a project financed with, and created to secure, a Non-recourse Obligation;

(vii) Liens created to secure the Notes;

(viii) Liens imposed by law, such as materialmen’s, workmen’s or repairmen’s, carriers’, warehousemen’s and mechanic’s Liens or other similar Liens, in each case for sums not yet overdue by more than 30 calendar days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such person with respect to which such person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

(ix) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(x) Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature;

(xi) Liens or deposits under workmen’s compensation, unemployment insurance, or similar legislation and liens of judgments thereunder which are not currently dischargeable, or deposits to secure public or statutory obligations, or deposits in connection with obtaining or maintaining self-insurance or to obtain the benefits of any law, regulation or arrangement pertaining to workmen’s compensation, unemployment insurance, old age pensions, social security or similar matters, or deposits of cash or obligations of the U.S. to secure surety, appeal or customs bonds, or deposits in litigation or other proceedings such as, but not limited to, interpleader proceedings;

(xii) Liens consisting of easements, rights-of-way, zoning restrictions, restrictions on the use of real property, and defects and irregularities in the title thereto, landlords’ Liens and other similar Liens none of which interfere materially with the use of the property covered thereby in the ordinary course of business and which do not, in the Company’s opinion, materially detract from the value of such properties;

(xiii) Liens in favor of the United States or any state, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States or any state, territory or possession thereof (or the District of Columbia), to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Liens;

(xiv) Liens incident to construction or maintenance of real property, now or hereafter filed of record for sums not yet delinquent or being contested in good faith, if reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made therefore; or

(xv) any extension, renewal or replacement of any Lien referred to in clauses (i) through (xiv) above, inclusive, so long as (A) the principal amount of the indebtedness secured thereby does not exceed the principal amount of indebtedness so secured at the time of the extension, renewal or replacement (except to the extent of any fees or other costs associated with any such extension, renewal or replacement) and (B) the Lien is limited to the same property subject to the Lien so extended, renewed or replaced (and improvements on the property).

Notwithstanding the restrictions set forth in the second paragraph of Section 1.6(a) of this First Supplemental Indenture, the Company and its Restricted Subsidiaries will be permitted to incur indebtedness secured by Liens which would otherwise be subject to the foregoing restrictions without equally and ratably securing the Notes, provided that, after giving effect to such indebtedness, the aggregate amount of all indebtedness secured by Liens (not including Liens permitted under clauses (i) through (xv) above), together with all Attributable Debt outstanding pursuant to second paragraph of Section 1.6(b) of this First Supplemental Indenture, does not exceed 15% of the Consolidated Net Assets of the Company. The Company and its Restricted Subsidiaries also may, without equally and ratably securing the Notes, create or incur Liens that extend, renew, substitute or replace (including successive extensions, renewals, substitutions or replacements), in whole or in part, any Lien permitted pursuant to the preceding sentence.

(b) Limitation on Sale and Leaseback Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction for the sale and leasing back of any Principal Property, whether now owned or hereafter acquired, unless:

(i) such transaction was entered into prior to the date of the initial issuance of the Notes (other than any Additional Notes);

(ii) such transaction was for the sale and leasing back to the Company or any of its wholly owned Subsidiaries of any Principal Property by one of its Restricted Subsidiaries;

(iii) such transaction involves a lease for not more than three years (or which may be terminated by the Company or its Subsidiaries within a period of not more than three years);

(iv) the Company or such Restricted Subsidiaries would be entitled to incur indebtedness secured by a Lien with respect to such sale and leaseback transaction without equally and ratably securing the Notes pursuant to the second paragraph of Section 1.6(a) of this First Supplemental Indenture; or

(v) the Company or any Restricted Subsidiary applies an amount equal to the net proceeds from the sale of such Principal Property to the purchase, construction, development or improvement of other property or assets used or useful in its business (including the purchase or development of other Principal Property) or to the retirement of indebtedness (including the Notes) of the Company or its Subsidiaries (other than Indebtedness that is subordinated to the Notes) within 365 days before or after the effective date of any such sale and leaseback transaction, provided that, in lieu of applying such amount to the retirement of such indebtedness, the Company may deliver Notes to the trustee for cancellation, such Notes to be credited at the cost thereof to it.

Notwithstanding the restrictions set forth in Section 1.6(b) of this First Supplemental Indenture, the Company and its Restricted Subsidiaries may enter into any sale and leaseback transaction which would otherwise be subject to the restrictions in the first paragraph of Section 1.6(b) of this First Supplemental Indenture, if after giving effect thereto the aggregate amount of all Attributable Debt with respect to such transactions, together with all indebtedness outstanding pursuant to the third paragraph of Section 1.6(a) of this First Supplemental Indenture, does not exceed 15% of the Consolidated Net Assets of the Company.

Section 1.7.	Events of Default.

This Section 1.77 shall replace Section 6.1 of the Base Indenture with respect to the Notes only.

(a) Each of the following is an “Event of Default” with respect to a particular series of Notes:

(i) default in the payment of any interest on any Note of such series when it becomes due and payable, and the continuance of such default for a period of 30 days (unless the entire amount of such payment is deposited by the Company with the Trustee or a Paying Agent prior to the expiration of such 30-day period);

(ii) default in the payment of the principal of or any premium, if any, on, any Note of such series when due at its Stated Maturity, upon optional redemption pursuant to Section 1.3 1.4 of this First Supplemental Indenture or otherwise;

(iii) failure by the Company to repurchase the Notes tendered for repurchase following a Change of Control Repurchase Event in accordance with Section 1.5 of this First Supplemental Indenture;

(iv) default in the performance or breach of any covenant by the Company in the Indenture (other than those referred to in (i), (ii) or (iii) above and other than a covenant that has been included in the Indenture solely for the benefit of another series of Securities), which default continues uncured for a period of 60 days after the Company receives, by registered or certified mail, written notice from the Trustee or the Company and the Trustee receive, by registered or certified mail, written notice from the Holders of not less than majority in principal amount of the Notes of the affected series outstanding;

(v) the entry by a court having competent jurisdiction of:

(A) an order for relief in respect of the Company in an involuntary proceeding under any Bankruptcy Law and such order shall remain unstayed and in effect for a period of 60 consecutive days; or

(B) a final and non-appealable order appointing a Custodian, of the Company, or ordering the winding up or liquidation of the affairs of the Company, and such order shall remain unstayed and in effect for a period of 60 consecutive days;

(vi) the commencement by the Company of a voluntary proceeding under any Bankruptcy Law or the consent by the Company to the entry of a decree or order for relief in an involuntary proceeding under any Bankruptcy Law or the filing by the Company of a consent to an order for relief in any involuntary proceeding under any Bankruptcy Law or to the appointment of a Custodian or the making by the Company of an assignment for the benefit of creditors.

(vii) (a) the failure by the Company to make any payment at maturity, including any applicable grace period, on any indebtedness of the Company (other than indebtedness of the Company owing to any of its Subsidiaries) outstanding in an amount in excess of $75 million and continuance of this failure to pay or (b) a default on any indebtedness of the Company (other than indebtedness owing to any of its Subsidiaries), which default results in the acceleration of such indebtedness in an amount in excess of $75 million without such indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, in the case of clause (a) or (b) above, for a period of 30 days after written notice thereof to the Company by the Trustee or to the Company and the Trustee by the Holders of not less than a majority in principal amount of outstanding Notes (including any Additional Notes); provided, however, that if any failure, default or acceleration referred to in clause (a) or (b) above ceases or is cured, waived, rescinded or annulled, then the Event of Default will be deemed cured.

Section 1.8.	Amendment and Waivers: Limitations.

This Section 1.88 shall replace Section 9.3 of the Base Indenture with respect to the Notes only. Without the consent of each Holder affected, an amendment or waiver may not:

(a) change the Stated Maturity of the principal of or any installment of principal of or interests on any Notes of such Series;

(b) reduce the principal amount of or the rate of interest thereon on any premium payable upon redemption of any Notes of such Series;

(c) reduce the amount of principal payable at maturity or upon acceleration, redemption or a change of control or following an Event of Default;

(d) change the place or currency of payment for the Notes;

(e) change the terms of or waive any redemption provisions;

(f) impair the Holder’s right to sue for the enforcement of any payment on or with respect to the Notes;

(g) reduce the percentage in principal amount of the Notes of any Series the approval of whose Holders is needed to modify or amend the Indenture or the Notes;

(h) reduce the percentage in principal amount of the Notes of any Series, the approval of whose Holders is needed to waive compliance with certain provisions of the Indenture or to wave certain defaults; and

(i) modify any other aspect of the provisions dealing with modifications and waiver of the Indenture, except to increase the percentage required for any modification or to provide that other provisions of the Indenture may not be modified or waived without consent of the Holder of each Note of such Series affected by the modification.

ARTICLE II

MISCELLANEOUS

Section 2.1.	Definitions.

Capitalized terms used but not defined in this First Supplemental Indenture shall have the meanings ascribed thereto in the Base Indenture.

Section 2.2.	Confirmation of Indenture.

The Base Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture, this First Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.

Section 2.3.	Concerning the Trustee.

In carrying out the Trustee’s responsibilities hereunder, the Trustee shall have all of the rights, protections and immunities which it possesses under the Indenture. The recitals contained herein and in the Notes, except the Trustee’s certificate of authentication, shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture or of the Notes. The Trustee shall not be accountable for the use or application by the Company of the Notes or the proceeds thereof.

Section 2.4.	Governing Law.

THIS FIRST SUPPLEMENTAL INDENTURE AND THE NOTES, INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS FIRST SUPPLEMENTAL INDENTURE OR THE NOTES, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

Section 2.5.	Severability.

In case any provision in this First Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.6.	Counterparts.

This First Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 2.7.	Conflicts with Base Indenture.

In the event that any provision of this First Supplemental Indenture limits, qualifies or conflicts with a provision of the Base Indenture, such provision of the First Supplemental Indenture will control.

Section 2.8.	No Benefit.

Nothing in this First Supplemental Indenture, express or implied, shall give to any person other than the parties hereto and their successors or assigns, and the Holders of the Notes, any benefit or legal or equitable rights, remedy or claim under this First Supplemental Indenture or the Base Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed all as of the day and year first above written.

TRIMBLE NAVIGATION LIMITED

By:	/s/ François Delépine
	Name:	François Delépine
	Title:	Chief Financial Officer

First Supplemental Indenture

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Andrew Fung
	Name:	Andrew Fung
	Title:	Vice President

First Supplemental Indenture

EXHIBIT A

FORM OF 4.750% SENIOR NOTES DUE 2024

[Insert the global security legend, if applicable]

TRIMBLE NAVIGATION LIMITED

4.750% SENIOR NOTES DUE 2024

No. [ ]	$[ ]
CUSIP No. [ ]

Trimble Navigation Limited, a California corporation (the “Company”), promises to pay to [        ] or registered assigns, the principal sum of [        ] Dollars on December 1, 2024.

Interest Payment Dates: December 1 and June 1

Record Dates: November 15 and May 15

Each holder of this Security (as defined below), by accepting the same, agrees to and shall be bound by the provisions hereof and of the Indenture described herein, and authorizes and directs the Trustee described herein on such holder’s behalf to be bound by such provisions. Each holder of this Security hereby waives all notice of the acceptance of the provisions contained herein and in the Indenture and waives reliance by such holder upon said provisions.

This Security shall not be entitled to any benefit under the Indenture, or be valid or become obligatory for any purpose, until the Certificate of Authentication hereon shall have been manually signed by or on behalf of the Trustee. The provisions of this Security are continued on the reverse side hereof, and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be signed in accordance with Section 2.03 of the Base Indenture.

TRIMBLE NAVIGATION LIMITED

Name:
Title:

Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the 4.750% Senior Notes due 2024 issued by Trimble Navigation Limited of the series designated therein referred to in the within-mentioned Indenture.

Date: [                    ]

U.S. BANK NATIONAL ASSOCIATION as Trustee

By:
Authorized Signatory

(Reverse of Note)

TRIMBLE NAVIGATION LIMITED

4.750% Senior Notes due 2024

This security is one of a duly authorized series of debt securities of Trimble Navigation Limited, a California corporation (the “Company”), issued or to be issued in one or more series under and pursuant to an Indenture for the Company’s senior debt securities, dated as of October 30, 2014 (the “Base Indenture”), duly executed and delivered by and among the Company and U.S. Bank National Association (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of November 24, 2014 (the “First Supplemental Indenture”), by and between the Company and the Trustee. The Base Indenture as supplemented and amended by the First Supplemental Indenture is referred to herein as the “Indenture.” By the terms of the Base Indenture, the debt securities issuable thereunder are issuable in series that may vary as to amount, date of maturity, rate of interest and in other respects as provided in the Base Indenture. This security is one of the series designated on the face hereof (individually, a “Security,” and collectively, the “Securities”), and reference is hereby made to the Indenture for a description of the rights, limitations of rights, obligations, duties and immunities of the Trustee, the Company and the holders of the Securities (the “Securityholders”). Capitalized terms used herein and not otherwise defined shall have the meanings given them in the Base Indenture or the First Supplemental Indenture, as applicable.

1. Interest. The Company promises to pay interest on the principal amount of this Security at an annual rate of 4.750%. The Company will pay interest semi-annually on December 1 and June 1 of each year (each such day, an “Interest Payment Date”). If any Interest Payment Date, redemption date or maturity date of this Security is not a Business Day, then payment of interest or principal (and premium, if any) shall be made on the next succeeding Business Day with the same force and effect as if made on the date such payment was due, and no interest shall accrue for the period after such date to the date of such payment on the next succeeding Business Day. Interest on the Securities will accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid, from the date of issuance; provided that, if there is no existing Default in the payment of interest, and if this Security is authenticated between a regular record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; and provided, further, that the first Interest Payment Date shall be June 1, 2015. Interest will be calculated on the basis of a 360-day year of twelve 30-day months. All dollar amounts resulting from this calculation shall be rounded to the nearest cent.

2. Method of Payment. The Company will pay interest on the Securities (except defaulted interest), if any, to the persons in whose name such Securities are registered at the close of business on the regular record date referred to on the facing page of this Security for such interest installment. In the event that the Securities or a portion thereof are called for redemption or there is a Change of Control Notice, and the Optional Redemption Date or the Change of Control Payment Date, as applicable, is subsequent to a regular record date with respect to any Interest Payment Date and prior to such Interest Payment Date, interest on such Securities will instead be paid upon presentation and surrender of such Securities as provided in the Indenture. The principal of and the interest on the Securities shall be payable in the coin or currency of the United States of America that at the time is legal tender for public and private debt, at the office or agency of the Company maintained for that purpose in accordance with the Indenture. If any of the Notes are no longer represented by a Global Security, payment of interest on certificated notes in definitive form may, at the option of Company, be made by (i) check mailed to the address of the person entitled thereto as such address shall appear in the Security Register, or (ii) wire transfer to an account located in the United States maintained by the such payee.

3. Paying Agent and Registrar. Initially, U.S. Bank National Association, the Trustee, will act as Paying Agent and Registrar. The Company may change or appoint any Paying Agent or Registrar without notice to any Securityholder. The Company or any of its Subsidiaries may act in any such capacity.

4. Indenture. The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (“TIA”) as in effect on the date the Indenture is qualified. The Securities are subject to all such terms, and Securityholders are referred to the Indenture and TIA for a statement of such terms. The Securities are unsecured general obligations of the Company and constitute the series designated on the face hereof as the “4.750% Senior Notes due 2024”, initially limited to $400,000,000 in aggregate principal amount. The Company will furnish to any Securityholder upon written request and without charge a copy of the Base Indenture and the First Supplemental Indenture. Requests may be made to: Trimble Navigation Limited, 935 Stewart Drive, Sunnyvale, California, 94085, Attention: LeaAnn McNabb.

5. Redemption. The Securities may be redeemed at the option of the Company prior to the Stated Maturity, as provided in Section 1.4 of the First Supplemental Indenture.

The Company shall not be required to make sinking fund payments with respect to the Securities.

6. Change of Control Repurchase Event. Upon the occurrence of a Change of Control Repurchase Event, unless the Company has exercised its right to redeem this Security or the Company has defeased this Security or satisfied and discharged this Security, the holder of this Security will have the right to require that the Company purchase all or a portion, (such principal amount to be equal to $2,000 or any integral multiple of $1,000 in excess of $2,000), of this Security at a purchase price equal to 101% of the principal amount repurchased plus accrued and unpaid interest, if any, on the amount to be repurchased to, but excluding, the date of purchase. Within 30 days following any Change of Control Repurchase Event, or at the option of the Company, prior to any Change of Control, but after the public announcement of the Change of Control or event that may constitute the Change of Control, the Company shall send, by first class mail (or, in the case of Global Securities, in accordance with the procedures of the depositary) a notice to each Holder, in accordance with Section 1.5 of the First Supplemental Indenture, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Right.

7. Denominations, Transfer, Exchange. The Securities are in registered form without coupons in the denominations of $2,000 or any integral multiple of $1,000 in excess thereof. The transfer of Securities may be registered and Securities may be exchanged as provided in the Indenture. The Securities may be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed if so required by the Company or the Registrar) at the office of the Registrar or at the office of any transfer agent designated by the Company for such purpose. No service charge will be made for any registration of transfer or exchange, but a Securityholder may be required to pay any applicable taxes or other governmental charges. If the Securities are to be redeemed, the Company will not be required to: (i) issue, register the transfer of, or exchange any Security during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of less than all of the outstanding Securities of the same series and ending at the close of business on the day of such mailing; (ii) register the transfer of or exchange any Security of any series or portions thereof selected for redemption, in whole or in part, except the unredeemed portion of any such Security being redeemed in part; nor (iii) register the transfer of or exchange of a Security of any series between the applicable record date and the next succeeding Interest Payment Date.

8. Persons Deemed Owners. The registered Securityholder may be treated as its owner for all purposes.

9. Repayment to the Company. Any funds or U.S. Governmental Obligations deposited with any Paying Agent or the Trustee, or then held by the Company, in trust for payment of principal of, premium, if any, or interest on the Securities of a particular series that are not applied but remain unclaimed by the Holders of such Securities for at least two years after the date upon which the principal of, premium, if any, or interest on such Securities shall have respectively become due and payable, shall, upon request of the Company, be repaid to the Company, or (if then held by the Company) shall be discharged from such trust. After return to the Company, Holders entitled to the money or securities must look to the Company, as applicable, for payment as unsecured general creditors.

10. Amendments, Supplements and Waivers. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of a majority in principal amount of the Securities of each series at the time outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

11. Defaults and Remedies. If an Event of Default with respect to the securities of a series issued pursuant to the First Supplemental Indenture occurs and is continuing (other than certain events of bankruptcy, insolvency or reorganization of the Company), the Trustee or the holders of at least a majority in aggregate principal amount of the Securities of such series then outstanding, by notice in writing to the Company (and to the Trustee if notice is given by such holders), may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. In the case of certain events of bankruptcy, insolvency or reorganization of the Company, the principal and accrued and unpaid interest, if any, on all outstanding Securities will become and be immediately due and payable. Subject to the terms of the Indenture, if an Event of Default under the Indenture shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders have offered the Trustee indemnity satisfactory to it. Upon satisfaction of certain conditions set forth in the Indenture, the holders of a majority in principal amount of the outstanding securities of a series issued pursuant to the First Supplemental Indenture will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the securities of such series.

12. Trustee, Paying Agent and Registrar May Hold Securities. The Trustee, subject to certain limitations imposed by the TIA, or any Paying Agent or Registrar, in its individual or any other capacity, may become the owner or pledgee of Securities with the same rights it would have if it were not Trustee, Paying Agent or Registrar.

13. No Recourse Against Others. No recourse under or upon any obligation, covenant or agreement of the Indenture, or of any Security, or for any claim based thereon or otherwise in respect hereof or thereof, shall be had against any incorporator, stockholder, officer or director, past, present or future as such, of the Company or of any predecessor or successor corporation, either directly or through the Company or any such predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that the Indenture and the obligations issued hereunder and thereunder are solely corporate obligations, and that no such personal liability whatever shall attach to, or is or shall be incurred by, the incorporators, stockholders, officers or directors as such, of the Company or of any predecessor or successor corporation, or any of them, because of the creation of the indebtedness authorized by the Indenture, or under or by reason of the obligations, covenants or agreements contained in the Indenture or in the Securities or implied therefrom; and that any and all such personal liability of every name and nature, either at common law or in equity or by constitution or statute, of, and any and all such rights and claims against, every such incorporator, stockholder, officer or director as such, because of the creation of the indebtedness authorized by the Indenture, or under or by reason of the obligations, covenants or agreements contained in the Indenture or in the Securities or implied therefrom, are hereby expressly waived and released as a condition of, and as a consideration for, the acceptance of the Securities.

14. Discharge of Indenture. The Indenture contains certain provisions pertaining to discharge and defeasance, which provisions shall for all purposes have the same effect as if set forth herein.

15. Authentication. This Security shall not be valid until the Trustee manually signs the certificate of authentication attached to the other side of this Security.

16. Abbreviations. Customary abbreviations may be used in the name of a Securityholder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

17. Governing Law. The Base Indenture, the First Supplemental Indenture and this Security shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State.

ASSIGNMENT FORM

To assign this Security, fill in the form below: (I) or (we) assign and transfer this Security to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                          agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Security)

Signature Guarantee:
(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 1.5 of the First Supplemental Indenture, check the box:

☐	1.5 Change of Control Repurchase Event

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 1.5 of the First Supplemental Indenture, state the amount: $            .

Date:

Your Signature:

(Sign exactly as your name appears on the other side of the Security)

Tax I.D. number

Signature Guarantee:
(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)